Exhibit (d)(11)

FORM OF SUBADVISORY AGREEMENT

Smith Barney Investment Funds Inc.—

Smith Barney Real Return Strategy Fund

Travelers Investment Management Company

100 First Stamford Place

Stamford, CT 06902

Dear Ladies and Gentlemen:

THIS AGREEMENT is made this 8th day of November, 2004, among Smith Barney Investment Funds Inc. (the “Company”), a corporation incorporated under the laws of the State of Maryland, on behalf of the Smith Barney Real Return Strategy Fund (the “Fund”), Smith Barney Fund Management LLC (the “Manager”) and Travelers Investment Management Company (the “Sub-Adviser”).

WHEREAS, the Company represents that it is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, consisting of multiple series of investment portfolios;

WHEREAS, the Manager represents that it is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Sub-Adviser represents that it is registered under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Company represents that its charter authorizes the Board of Directors of the Company to classify or reclassify authorized but unissued shares of common stock of the Company, and as of the date of this Agreement the Company’s Board of Directors has authorized the issuance of shares of common stock representing interests in multiple investment portfolios; and

WHEREAS, the Manager represents that it has entered into an investment management agreement dated as of November 8, 2004 with the Company (the “Investment Management Agreement”), pursuant to which the Manager shall act as manager to the Fund;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Investment Description; Appointment

The Company desires to employ its capital relating to the Fund by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in the prospectus (the “Prospectus”) and the statement of additional information (the “Statement”) describing the Fund filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form N-1A, as amended or supplemented from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the “Board”). Copies of the Prospectus and the Statement have been or will be submitted to the Sub-Adviser. The Company agrees promptly to provide copies of all amendments and supplements to the current Prospectus and the Statement to the Sub-Adviser on an on-going basis. Until the Company delivers any such amendment or supplement to the Sub-Adviser, the Sub-Adviser shall be fully protected in relying on the Prospectus and Statement as previously furnished to the Sub-Adviser. The Company employs the Manager as the investment manager to the Fund pursuant to the Investment Management Agreement, and the Company and the Manager desire to employ and hereby appoint the Sub-Adviser to act as a sub-investment adviser to that portion of the Fund’s assets as may be allocated by the Manager to the Sub-Adviser from time to time (hereinafter referred to as the “Segments”). The Segments managed by the Sub-Adviser as of the date of this Agreement are set forth in Exhibit A to this Agreement. The Sub-Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2. Services as Sub-Adviser

Subject to the supervision, direction and approval of the Board of the Company and the Manager, the Sub-Adviser shall conduct a continual program of investment, evaluation and, if appropriate in the view of the Sub-Adviser, sale and reinvestment of the Segments. The Sub-Adviser is authorized, in its sole discretion and without prior consultation with the Manager, to: (a) manage the Segments in accordance with the Fund’s investment objectives and policies as stated in the Prospectus and the Statement; (b) make investment decisions for the Segments; (c) place purchase and sale orders for portfolio transactions on behalf of the Fund; and (d) employ professional portfolio managers and securities analysts who provide research services to the Fund.

In addition, (i) the Sub-Adviser shall furnish the Manager daily information concerning portfolio transactions and quarterly and annual reports concerning transactions and performance of the Segments in such form as may be mutually agreed upon, and the Sub-Adviser agrees to review the Segments and discuss the management of them with the Manager and the Board of Directors of the Company whenever the Manager or the Board may reasonably request. The Sub-Adviser will meet periodically with the Manager and the Board of Directors of the Company at such times as may be reasonably requested by the Manager or the Board.

(ii) Unless the Manager gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested.

(iii) The Sub-Adviser shall maintain and preserve such records related to the Fund’s transactions as required under the Investment Company Act of 1940, as amended (the “1940 Act”). The Manager shall maintain and preserve all books and other records not related to the Fund’s transactions as required under the 1940 Act. The Sub-Adviser shall timely furnish to the Manager all information relating to the Sub-Adviser’s services hereunder reasonably requested by the Manager to keep and preserve the books and records of the Fund. The Sub-Adviser shall also furnish to the Manager any other information relating to the assets of the Fund that is required to be filed by the Manager or the Company with the Securities and Exchange Commission (the “Commission”) or sent to shareholders under the 1940 Act and the rules thereunder. The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Company and the Sub-Adviser will surrender promptly to the Company copies of any of such records.

(iv) The Sub-Adviser has adopted and implemented written policies and procedures with respect to its services as sub-adviser to the Fund that are reasonably designed to prevent violation of the Federal Securities Laws by the Fund as required by Rule 38a-1 under the 1940 Act. The Sub-Adviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(v) The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it has provided to the Company. The Sub-Adviser has provided a certification to the Company’s Board of Directors that it has adopted procedures reasonably necessary to prevent Access Persons (as such term is defined in Rule 17j-1) from violating the Sub-Adviser’s Code of Ethics. The Sub-Adviser has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(vi) When engaging in transactions in securities or other assets for the Fund with any adviser to any other fund under common control with the Fund, the Sub-Adviser or any of its “affiliated persons” (as defined in the 1940 Act) will not consult (other than for purposes of complying with Rule 12d3-1(a) and (b) under the 1940 Act) with such other adviser.

(vii) The Sub-Adviser will provide reasonable assistance to the Company’s Pricing Committee and the Manager’s Valuation Committee in determining or confirming, consistent with the procedures and policies stated in the Fund’s Prospectus and Statement, the value of any portfolio securities or other assets of the Fund for which the Company’s Pricing Committee or the Manager’s Valuation Committee seek assistance from or identifies for review by the Sub-Adviser.

(viii) The Company understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including any offshore entities, or accounts, and the Company has no objection to the Sub-Adviser’s so acting, provided that whenever the Fund and one or more other investment companies or accounts managed or advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Company understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

3. Brokerage

In selecting brokers or dealers (including, if permitted by applicable law, Citigroup Global Markets Inc. or any other broker or dealer affiliated with the Manager or the Sub-Adviser) to execute transactions on behalf of the Fund, the Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. Nothing in this paragraph shall be deemed to prohibit the Sub-Adviser from paying an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker, or dealer would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker, or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion.

4. Information Provided to the Company and the Manager

The Sub-Adviser shall keep the Company and the Manager informed of developments materially affecting the Fund’s holdings, and shall, on its own initiative, furnish the Company and the Manager from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. In addition, the Sub-Adviser shall supply all such information to the Board as the Board may request to enable the Board to review this Agreement consistent with Sections 15 and 36 of the 1940 Act.

5. Compensation

In consideration of the services rendered pursuant to this Agreement, the Manager, from its fee from the Fund, will pay the Sub-Adviser an annual fee calculated at the rate of 0.45% of the average daily net assets of the Segments; the fee is calculated daily and paid monthly. The Sub-Adviser shall have no right to obtain compensation directly from the Company for services provided hereunder and agrees to look solely to the Manager for payment of fees due. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund’s net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

6. Expenses

The Sub-Adviser shall bear all expenses (excluding brokerage costs, custodian fees, auditors fees or other expenses to be borne by the Fund or the Company) in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Company’s legal existence and shareholder relations. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Manager under the Management Agreement are borne by the Fund or the Company.

7. Standard of Care

The Sub-Adviser shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Manager, the Company or to the shareholders of the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

8. Term of Agreement

This Agreement shall become effective as of the day and year first above written (the “Effective Date”) and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act. This Agreement is terminable, without penalty, on 60 days’ written notice by the Manager or by the Board of the Company or by vote of holders of a majority (as defined in the 1940 Act and the rules thereunder) of the outstanding voting securities of the Fund, or upon 60 days’ written notice by the Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

9. Notices

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties at such address as such other parties may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of each party is as follows:

(a)	To the Company:

Smith Barney Investment Funds Inc.

125 Broad Street

New York, NY 10004

(b)	To the Manager:

Smith Barney Fund Management LLC

399 Park Avenue

New York, NY 10022

(c)	To the Sub-Adviser:

Travelers Investment Management Company

100 First Stamford Place

Stamford, CT 06902

12. Representations

Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

14. Governing Law

This Agreement is being made pursuant to, and shall be construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of laws.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

Very truly yours,

SMITH BARNEY INVESTMENT FUNDS INC.

By:

SMITH BARNEY FUND MANAGEMENT LLC

By:

Accepted:

TRAVELERS INVESTMENT MANAGEMENT COMPANY

By:
Name:
Title:

EXHIBIT A

Segments Managed by the Sub-Adviser

Metals and Mining Securities

Real Estate Securities